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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 Current Report
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

               August 26, 1999                              0-21537
Date of Report (Date of earliest event reported)     Commission File Number



                            PACIFIC BIOMETRICS, INC.
             (Exact name of registrant as specified in its charter)



            Delaware                                    93-1211114
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
incorporation or organization)


                         23120 Alica Parkway, Suite 200
                             Mission Viejo, CA 92692
               (Address of Principal Executive Offices) (Zip Code)


                                 (949) 455-9724
              (Registrant's telephone number, including area code)


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Item 5.  Other Events.

On August 30, 1999, Pacific Biometrics, Inc. (the "Company") announced by press release that the Company entered into a Letter of Intent with Saigene Corporation ("Saigene"), signed on August 26, 1999, to sell to Saigene the assets, properties, and business of the Company' subsidiary in Seattle, Washington ("PBIW"), which consists primarily of the Company's laboratory operations. The Letter of Intent specifies that Saigene will assume certain liabilities of PBIW and acquire and deliver to the Company all of the outstanding Series A Convertible Preferred Stock. The total obligations assumed or acquired by Saigene will not exceed $4.0 million. This transaction specifically excludes the Osteopatch(Trademark) and SalivaSac(Registered) technologies of the Company. In the year ended June 30, 1999, the Company generated revenue of approximately $1.4 million from PBIW and approximately $0.1 million from the Osteopatch and SalivaSac technologies.

The Company sold the Series A Convertible Preferred Stock in 1998 in two transactions totaling $3.1 million. This stock, which has an 8% dividend, is convertible into 1,550,000 shares of Common Stock. As of August 30th, the Company is in arrears on dividend payments totaling $208,000. If the transaction with Saigene is completed, the Company will have no further obligations to the preferred shareholders including dividends and conversion rights.

The Saigene Letter of Intent provides exclusivity to Saigene for 45 days and Saigene has a right of first refusal regarding any other offers for PBIW for an additional period of 45 days. The offer to purchase PBIW assets, properties and business is subject to a number of contingencies including: (1) the successful negotiation of a mutually acceptable agreement between Saigene and the Preferred Shareholders for the acquisition of their stock; (2) the approval of certain creditors of the Company; (3) completion of due diligence by Saigene to their satisfaction; and (4) Saigene successfully obtaining financing sufficient, in the sole opinion of Saigene's management, to adequately fund the combined operations of Saigene and PBIW, but in no event less than $2.0 million. There can be no assurance that these contingencies will be satisfied as they are not under the control of the Company. In addition, this transaction will require shareholder approval.

The Company does not currently have sufficient financial resources to initiate and complete the process of shareholder approval and such resources may not be obtainable in a timely manner or at all. Furthermore, the Company may have to cease operations due to insufficient cash resources. While the Company is attempting to negotiate a management contract with Saigene in order to avoid a potential shut-down of PBIW, there can be no assurance that Saigene will be in a position to assume financial responsibility for PBIW and that the Company and Saigene will agree to terms.

If the transaction with Saigene is successfully completed, the remainder of the Company is not viable as currently structured. Accordingly, the Company is seeking to sell technology and/or merge the Company with another entity that would be financially viable. There can be no assurance that the Company will be able to sell any of its technology or find another company for a merger. Failure to sucessfully consumate the transaction with Saigene or to sell additional assets or merge, would likely lead to a ceasing of all operations of the Company.


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Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits.

         (a)      not applicable

         (b)      not applicable

         (c)      Exhibits

                  99       Press Release dated August 30, 1999





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                                   SIGNATURES


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: August 30, 1999               PACIFIC BIOMETRICS, INC.



                                    By: /s/Paul G. Kanan
                                        -----------------------------
                                    Name:  Paul G. Kanan
                                    Title: President and Chief Executive Officer






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